AUTODESK, INC. (ADSK)
SECOND QUARTER FISCAL 2013 EARNINGS ANNOUNCEMENT
August 23, 2012
PREPARED REMARKS

Autodesk is posting a copy of these prepared remarks and its press release to its Investor Relations website. These prepared remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, August 23, 2012 at 2:00 pm PT (5:00 pm ET) and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.
To access the live broadcast of the question and answer session, please visit the Investor Relations section of Autodesk’s website at www.autodesk.com/investor. A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Second Quarter Fiscal 2013 Overview
Execution challenges, combined with an uneven global economy, resulted in disappointing revenue results for the quarter.

The shortfall in revenue did not emerge until July as our demand generation activities did not produce the anticipated effect. The organizational realignment, combined with an uneven economic environment, limited our ability to both identify the shortfall earlier and respond more quickly. While we experienced pockets of strength in countries like Japan and China, which pushed us to record revenues in Asia Pacific, many markets around the world slowed during the quarter.

With the backdrop of an uneven macroeconomic environment and our focus on delivering on our operating margin improvement goals, Autodesk has been taking a prudent approach to spending for the fiscal year. The company's ongoing cost management measures contributed to the delivery of non-GAAP EPS within its guidance range for the second quarter.

Second quarter performance included:

•	Revenue increased by 4 percent to $569 million, compared to the second quarter last year and decreased

3 percent compared to the first quarter of fiscal 2013.

•	GAAP operating margin was 16 percent, compared to 17 percent in the second quarter last year and 16 percent in the first quarter of fiscal 2013.

•	Non-GAAP operating margin was 25 percent, remaining constant with 25 percent in the second quarter last year and the first quarter of fiscal 2013.

•
On a GAAP basis, diluted earnings per share were $0.28, compared to diluted earnings per share of $0.30 in the second quarter last year and diluted earnings per share of $0.34 in the first quarter of fiscal 2013.

•
On a non-GAAP basis, diluted earnings per share were $0.48, compared to non-GAAP diluted earnings per share of $0.44 in the second quarter last year and non-GAAP diluted earnings per share of $0.47 in the first quarter of fiscal 2013.

•	Cash flow from operating activities was $107 million, compared to $132 million in the second quarter last year, and $139 million in the first quarter of fiscal 2013.

Revenue Analysis

(in millions)	2Q 2012	3Q 2012	4Q 2012	1Q 2013	2Q 2013
Total net revenue	$546	$549	$592	$589	$569
License and other revenue	$333	$331	$370	$361	$341
Maintenance revenue	$213	$217	$222	$228	$228

Total net revenue for the second quarter increased by 4 percent to $569 million, as compared to the second quarter last year as reported and 4 percent on a constant currency basis. Total net revenue for the second quarter decreased 3 percent sequentially as reported and 2 percent on a constant currency basis. The sequential decrease was impacted by a headwind related to foreign currency exchange rates.

License and other revenue increased by 2 percent to $341 million, as compared to the second quarter last year, and decreased 6 percent sequentially.

Revenue from commercial new licenses increased 8 percent compared to the second quarter last year, and declined 3 percent sequentially.

Maintenance revenue increased by 7 percent to $228 million, as compared to the second quarter last year, and was flat sequentially.

Net maintenance billings increased 7 percent compared to the second quarter last year, and increased 4 percent sequentially. Most of the year-over-year and sequential growth in net maintenance billings resulted from multi-year maintenance renewal activity related to a pricing change that took effect on August 1st.

Revenue by Geography

(in millions)	2Q 2012	3Q 2012	4Q 2012	1Q 2013	2Q 2013
EMEA	$212	$202	$234	$224	$210
Americas	$191	$200	$226	$208	$199
Asia Pacific	$143	$146	$133	$157	$161

Emerging Economies	$88	$87	$95	$82	$88
Emerging as a percentage of Total Revenue	16%	16%	16%	14%	15%

Revenue in EMEA decreased 1 percent to $210 million, as compared to the second quarter last year as reported and increased 1 percent on a constant currency basis. EMEA revenue decreased 7 percent sequentially as reported and 4 percent on a constant currency basis. Our year-over-year performance in the EMEA region was varied by country. In general, solid growth in northern Europe was offset by weakness in southern and central Europe.

Revenue in the Americas increased 4 percent to $199 million, as compared to the second quarter last year and decreased 4 percent sequentially. The Americas region was led by year-over-year growth in the U.S., partially offset by weakness in Latin America.

Revenue in APAC increased 12 percent to a record $161 million, as compared to the second quarter last year as reported and 10 percent on a constant currency basis. Revenue in APAC increased 3 percent sequentially as reported and 4 percent on a constant currency basis. Year-over-year growth in APAC was driven by strength in Japan and China, partially offset by weakness in India.

Revenue from emerging economies was $88 million, flat compared to the second quarter last year as reported and an increase of 2 percent on a constant currency basis. Results were mixed by country and geography. Year-over-year strength in China and Russia was offset by weaker results in Brazil and India. Revenue from emerging economies increased 8 percent sequentially as reported and 9 percent on a constant currency basis.

Revenue by Product Type

(in millions)	2Q 2012	3Q 2012	4Q 2012	1Q 2013	2Q 2013
Flagship	$308	$311	$331	$336	$318
Suites	$158	$151	$162	$166	$166
New and Adjacent	$80	$87	$99	$87	$85

Revenue from Flagship products increased 3 percent to $318 million, compared to the second quarter last year, and decreased 5 percent sequentially. Year-over-year growth in Flagship was driven by AutoCAD LT and AutoCAD, which was partially offset by declines in other Flagship products.

Revenue from Suites was $166 million, or 29 percent of total revenue. Revenue from Suites increased 5 percent compared to the second quarter last year, and was flat sequentially. Year-over-year growth was led by AEC suites, while Manufacturing suites declined slightly.

Revenue from New and Adjacent products increased 5 percent to $85 million compared to the second quarter last year, and decreased 3 percent sequentially. Year-over-year growth in New and Adjacent was driven by growth in consulting and simulation products.

Revenue by Business Segment

(in millions)	2Q 2012	3Q 2012	4Q 2012	1Q 2013	2Q 2013
Platform Solutions and Emerging Business	$199	$210	$214	$229	$218
Architecture, Engineering and Construction	$158	$152	$175	$163	$161
Manufacturing	$136	$134	$148	$146	$141
Media and Entertainment	$54	$53	$55	$51	$49

Revenue from our Platform Solutions and Emerging Business (PSEB) segment increased 10 percent to $218 million, compared to the second quarter last year, and decreased 5 percent sequentially. Combined revenue from AutoCAD and AutoCAD LT was $192 million, an increase of 12 percent compared to the second quarter last year, and a decrease of 8 percent sequentially. Revenue from PSEB suites grew 8 percent compared to the second quarter last year and 27 percent sequentially. The sequential growth in PSEB suites was driven by seasonally strong revenue from educational suites.

Revenue from our AEC business segment increased 2 percent to $161 million, compared to the second quarter last year, and decreased 1 percent sequentially. Revenue from our AEC suites increased 11 percent compared to the second quarter last year and decreased 6 percent sequentially. Year-over-year growth in AEC was led by the Americas and AEC suites, which was partially offset by weakness in APAC.

Revenue from our Manufacturing business segment increased 4 percent to $141 million, compared to the second quarter last year and decreased 3 percent sequentially. Revenue from our Manufacturing suites decreased 2 percent compared to the second quarter last year and 1 percent sequentially. Year-over-year growth in our manufacturing segment was led by growth in APAC and the Americas.

Revenue from our M&E business segment decreased 10 percent to $49 million, compared to the second quarter last year and 3 percent sequentially. Revenue from our animation products including Maya, 3dsMax, and our Entertainment Creation Suites decreased 4 percent compared to the second quarter last year and 2 percent sequentially. As our customers migrate to our new suites, we are starting to see reported revenue for the stand-alone versions of those animation products decline. Revenue from Creative Finishing decreased 25 percent compared to the second quarter last year and 8 percent sequentially. The decrease in revenue from Creative Finishing is related to general weakness in all of the major geographies.

Margins and EPS Review

	2Q 2012	3Q 2012	4Q 2012	1Q 2013	2Q 2013
Gross Margin
Gross Margin - GAAP	89%	89%	90%	90%	89%
Gross Margin - Non-GAAP	91%	91%	92%	92%	91%
Operating Expenses (in millions)
Operating Expenses - GAAP	$394	$399	$443	$436	$416
Operating Expenses - Non-GAAP	$360	$366	$406	$396	$376
Operating Margin
Operating Margin - GAAP	17%	16%	15%	16%	16%
Operating Margin - Non-GAAP	25%	25%	24%	25%	25%
Earnings Per Share
Diluted Net Income Per Share - GAAP	$0.30	$0.32	$0.31	$0.34	$0.28
Diluted Net Income Per Share - Non-GAAP	$0.44	$0.44	$0.46	$0.47	$0.48

GAAP gross margin in the second quarter was 89 percent. Non-GAAP gross margin in the second quarter was 91 percent. The sequential decrease of both GAAP and non-GAAP gross margin is primarily related to costs associated with the delivery of our Suites.

GAAP operating expenses increased 6 percent year-over-year and decreased 5 percent sequentially. Non-GAAP operating expenses increased 5 percent year-over-year and decreased 5 percent sequentially. The year-over-year increase in both GAAP and non-GAAP operating expenses is primarily related to higher employee related costs. The sequential decrease in both GAAP and non-GAAP operating expenses is related to ongoing cost management efforts during the second quarter and normal seasonality.

GAAP operating margin was 16 percent and decreased 110 basis points compared to the second quarter last year. Non-GAAP operating margin was 25 percent and decreased 10 basis points compared to the second quarter last year. The year-over-year decrease in both GAAP and non-GAAP operating margin was related to lower than expected revenue.

GAAP operating margin increased 30 basis points sequentially. Non-GAAP operating margin increased 70 basis points sequentially. The sequential increase in both GAAP and non-GAAP operating margin was driven by ongoing cost management efforts during the second quarter and normal spending seasonality.

The second quarter effective tax rate was 30 percent and 25 percent for our GAAP and non-GAAP results, respectively. The GAAP tax rate was higher than the non-GAAP rate due to a discrete tax item associated with the write-off of our investments in OnLive, Inc. Both GAAP and non-GAAP effective tax rate benefited from the geographic mix of earnings.

Earnings per diluted share for the second quarter were $0.28 GAAP, which includes a $0.05 negative impact related to the write-off of our investment in OnLive, Inc.  Non-GAAP earnings per diluted share for the second quarter was $0.48.

The share count used to compute basic net income per share was 227.8 million. The share count used to compute diluted net income per share was 232.1 million.

A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Foreign Currency Impact

(in millions)	2Q 2012	3Q 2012	4Q 2012	1Q 2013	2Q 2013
FX Impact on Total Revenue	$8	$12	$12	$14	$(1)
FX Impact on Cost of Revenue and Operating Expenses	$(17)	$(12)	$(5)	$(2)	$6
FX Impact on Operating Income	$(9)	$—	$7	$12	$5

The foreign currency impact represents the U.S. Dollar impact of changes in foreign currency rates on our financial results as well as the impact of gains and losses from our hedging program.

Compared to the second quarter of last year, the impact of foreign currency exchange rates including the impact of our hedging program was $1 million unfavorable on revenue and $6 million favorable on cost of revenue and operating expenses.

Compared to the first quarter of fiscal 2013, the impact of foreign currency exchange rates and hedging was $8 million unfavorable on revenue and $4 million favorable on expenses.

Balance Sheet Items and Cash Review

(in millions)	2Q 2012	3Q 2012	4Q 2012	1Q 2013	2Q 2013
Cash Flows from Operating Activities	$132	$138	$175	$139	$107
Capital Expenditures	$17	$9	$14	$12	17
Depreciation and Amortization	$30	$31	$30	$29	$29
Total Cash and Marketable Securities	$1,553	$1,534	$1,604	$1,796	$1,717
Days Sales Outstanding	49	43	61	46	58
Deferred Revenue	$642	$620	$719	$727	$752

Total cash and investments at the end of the second quarter was approximately $1.7 billion.

During the second quarter, Autodesk used approximately $111 million to repurchase 3.4 million shares of common stock at an average price of $32.23 per share.

Cash flow from operating activities during the second quarter was $107 million, a decrease of 19 percent compared to the second quarter last year and 23 percent sequentially. The year-over-year and sequential decrease is primarily due to a shift in billings linearity driving higher accounts receivable and corresponding days sales outstanding.

Days sales outstanding (DSO) was 58 days, an increase of 9 days compared to the second quarter last year and an increase of 12 days sequentially. The year-over-year and sequential increase is primarily due to a shift in billings linearity and an increase in multi-year maintenance renewal activity related to a pricing change that took effect on August 1st.

Deferred revenue was a record $752 million, an increase of 17 percent compared to the second quarter last year and 3 percent sequentially.  The year-over-year increase is primarily due to increased maintenance billings over the past four quarters and the impact of early maintenance renewals in advance of a pricing change that took effect on August 1st.  The sequential increase is primarily related to early maintenance renewals in advance of the pricing change.

Shippable backlog was $7 million, a decrease of $19 million compared to the second quarter last year and an increase of $1 million sequentially. At the end of the second quarter, channel inventory weeks remained at approximately one week.

Restructuring
Autodesk announced a restructuring related to executing on the company's strategy including its continuing shift to cloud and mobile computing. While Autodesk is reducing its overall staffing levels in the near-term, the company will continue to invest in key development areas. In addition, the company intends to consolidate certain leased facilities.

The company anticipates taking a pre-tax charge in the range of $50 million to $60 million in connection with the restructuring. Approximately $40 million to $45 million in pre-tax charges will be taken in the third quarter of fiscal 2013. Most of the remaining charge will be taken in the fourth quarter of fiscal 2013.

Separately, in response to the company's second quarter performance, the uneven economic environment, and outlook for the rest of the year, Autodesk is implementing further spend management measures, such as reducing non-sales related travel and the number of its contractors.

The company expects the combined restructuring and cost savings initiatives, partially offset by planned investments, will result in pre-tax spend (operating expenses plus cost of goods sold) in the second half of fiscal 2013 to increase by between 7 and 11 percent compared to the second half of fiscal 2012 on a GAAP basis and range between -2 and 2 percent on a non-GAAP basis. The difference between GAAP and non-GAAP in the pre-tax spend range comparisons is due to the exclusion from non-GAAP pre-tax spend of approximately 5 percent related to stock-based compensation expense, approximately 2 percent for the amortization of acquisition related intangibles, and approximately 2 percent related to restructuring charges, which are included in total GAAP pre-tax spend.

Business Outlook
The following statements are forward-looking statements that are based on current expectations and assumptions, and involve risks and uncertainties some of which are set forth below. Autodesk’s business outlook for the third quarter and full year fiscal 2013 assumes a continuation of the current economic environment and foreign exchange currency rate environment and that we are able to successfully execute the restructuring described in our press release in a timely manner.

Third Quarter Fiscal 2013

3Q FY13 Guidance Metrics	3Q FY13 (ending October 31, 2012)
Revenue (in millions)	$550 to $570
EPS GAAP	$0.02 to $0.07
EPS Non-GAAP	$0.40 to $0.45

Non-GAAP earnings per diluted share exclude $0.18 related to stock-based compensation expense, $0.12 related to restructuring charges, and $0.08 for the amortization of acquisition related intangibles, net of tax.

The majority of the projected euro, yen and Australian dollar denominated net revenue for our third quarter fiscal 2013 has been hedged, which should substantially reduce the impact of currency fluctuations on our third quarter results. However, over an extended period of time, currency fluctuations will increasingly impact our results. We hedge our net exposures using a four quarter rolling layered hedge program. As such, a portion of the projected euro, yen, and Australian dollar denominated net revenue for our fiscal 2013 has been hedged. The closer to the current time period, the more we are hedged. See below for more details on our foreign currency hedging program.

Full Year Fiscal 2013
Net revenue for fiscal 2013 is now expected to increase by 4 percent to 6 percent compared to fiscal 2012. Autodesk now anticipates fiscal 2013 GAAP operating margin to decrease by approximately 210 basis points and non-GAAP operating margin to increase by approximately 150 basis points compared to fiscal 2012. A reconciliation between the GAAP and non-GAAP estimates for fiscal 2013 is provided in the tables following these prepared remarks.

Both third quarter fiscal 2013 and full year fiscal 2013 outlooks assume annual effective tax rates of approximately 25 percent and 25.5 percent for GAAP and non-GAAP results, respectively. These rates do not include the federal R&D tax credit benefit, which expired on December 31, 2011, or one-time discrete items. The assumed effective tax rate will be adjusted if or when there is a renewal of the tax credit.

Autodesk’s Foreign Currency Hedging Program and Calculation of Constant Currency Growth
Given the recent foreign exchange volatility, we would like to provide a brief summary of how we handle foreign currency exchange hedging as well as a description of how we calculate constant currency growth rates. A few points on our hedging program include:

•
We do not conduct foreign currency exchange hedging for speculative purposes. The purpose of our hedging program is to reduce risk from foreign denominated cash flows and to partially reduce variability that would otherwise impact our financial results from currency fluctuations.

•
We utilize cash flow hedges on revenue and certain operating expenses in major currencies. We hedge our net exposures using a four quarter rolling layered hedge. The closer to the current time period, the more we are hedged.

•	The major currencies we hedge include the euro, yen, pound sterling, Australian dollar, Canadian dollar, and Swiss franc. The euro is the primary exposure for the company.

When we report period-over-period growth rate percentages on a constant currency basis, we attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative period. However, when we calculate the foreign currency impact of exchange rates in the current and comparative period on our financial results (See table in above “Foreign Currency Impact” section) we include the U.S. Dollar impact of fluctuations in foreign currency exchange rates as well as the impact of gains and losses recorded as a result of our hedging program.

Autodesk’s Product Type Classification
The following represents Autodesk’s current view for product categorization. Autodesk will periodically make changes to this list. This is not a complete list.

“Flagship” includes the following products:

•	3ds Max®

•	AutoCAD®

•	AutoCAD LT®

•	AutoCAD® vertical products such as AutoCAD® Mechanical and AutoCAD® Architecture

•	Civil 3D®

•	Inventor® products (standalone)

•	Maya®

•	Plant 3D

•	Revit® products (standalone)

“Suites” include the following products classes:

•	Autodesk® Design Suites

•	Building Design Suites

•	Educational/academic suites

•	Entertainment Creation Suites

•	Factory Design Suites

•	Infrastructure Design Suites

•	Inventor® family suites

•	Plant Design Suites

•	Product Design Suites

•	Revit® family suites

“New and Adjacent” includes the following products and services:

•	Alias® Design products

•	Autodesk® 360 products

•	Autodesk® Consulting

•	Autodesk® Simulation Mechanical

•	Autodesk® Simulation Multiphysics

•	Buzzsaw®

•	CF Design

•	Constructware®

•	Consumer products

•	Creative Finishing products

•	Moldflow® products

•	Navisworks®

•	Scaleform®

•	Vault products

•	All other products

Safe Harbor Statement
These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, statements regarding anticipated revenue performance and trends (including by geography, product, product type, and end user), electronic product delivery and the related reduction of channel inventory, the impact of foreign exchange hedges and other statements regarding our expected strategies, market and products positions, performance and results. There are a significant number of factors that could cause actual results to differ materially from statements made in these remarks, including: general market, political, economic and business conditions; failure to maintain our revenue growth and profitability; failure to maintain cost reductions and productivity increases or otherwise control our expenses; the success of our internal reorganization and restructuring activities; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations, and finance infrastructure projects; failure to successfully incorporate sales of licenses of products suites into our overall sales strategy; weak or negative growth in the industries we serve; failure to successfully expand adoption of our products; slowing momentum in maintenance billings or revenues; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; failure to achieve sufficient sell-through in our channels for new or existing products; pricing pressure; unexpected fluctuations in our tax rate; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; failure of key new applications to achieve anticipated levels of customer acceptance; failure to achieve continued success in technology advancements; interruptions or terminations in the business of Autodesk consultants; the expense or impact of legal or regulatory proceedings; and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's report on Form 10-K for the year ended January 31, 2012 and Form 10-Q for the quarter ended April 30, 2012, which are on file with the U.S. Securities and Exchange Commission. Autodesk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

© 2012 Autodesk, Inc. All rights reserved.

Autodesk

Other Supplemental Financial Information (a)

Fiscal Year 2013	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2013
Financial Statistics ($ in millions, except per share data):
Total Net Revenue	$589	$569			$1,157
License and Other Revenue	$361	$341			$702
Maintenance Revenue	$228	$228			$456

GAAP Gross Margin	90%	89%			90%
Non-GAAP Gross Margin (1)(2)	92%	91%			92%

GAAP Operating Expenses	$436	$416			$852
GAAP Operating Margin	16%	16%			16%
GAAP Net Income	$79	$65			$144
GAAP Diluted Net Income Per Share (b)	$0.34	$0.28			$0.62

Non-GAAP Operating Expenses (1)(3)	$396	$376			$772
Non-GAAP Operating Margin (1)(4)	25%	25%			25%
Non-GAAP Net Income (1)(5)(c)	$109	$111			$220
Non-GAAP Diluted Net Income Per Share (1)(6)(b)(c)	$0.47	$0.48			$0.94

Total Cash and Marketable Securities	$1,796	$1,717			$1,717
Days Sales Outstanding	46	58			58
Capital Expenditures	$12	$17			$28
Cash Flow from Operating Activities	$139	$107			$246
GAAP Depreciation and Amortization	$29	$29			$58

Deferred Maintenance Revenue Balance	$648	$672			$672

Revenue by Geography (in millions):
Americas	$208	$199			$406
Europe, Middle East and Africa	$224	$210			$434
Asia Pacific	$157	$161			$317
% of Total Rev from Emerging Economies	14%	15%			15%

Revenue by Segment (in millions):
Platform Solutions and Emerging Business	$229	$218			$447
Architecture, Engineering and Construction	$163	$161			$324
Manufacturing	$146	$141			$287

Media and Entertainment	$51	$49	$99

Other Revenue Statistics:
% of Total Rev from Flagship	57%	56%	57%
% of Total Rev from Suites	28%	29%	29%
% of Total Rev from New and Adjacent	15%	15%	15%
% of Total Rev from AutoCAD and AutoCAD LT	35%	34%	35%
Upgrade and Crossgrade Revenue (in millions)	$47	$32	$79

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign
Currencies Compared to Comparable Prior Year Period (in millions):
FX Impact on Total Net Revenue	$14	$(1)	$12
FX Impact on Cost of Revenue and Total Operating Expenses	$(2)	$6	$5
FX Impact on Operating Income	$12	$5	$17

Gross Margin by Segment (in millions):
Platform Solutions and Emerging Business	$216	$204	$420
Architecture, Engineering and Construction	$149	$146	$295
Manufacturing	$134	$130	$264
Media and Entertainment	$42	$39	$81
Unallocated amounts	$(11)	$(11)	$(22)

Common Stock Statistics (in millions):
Common Shares Outstanding	229.7	226.7	226.7
Fully Diluted Weighted Average Shares Outstanding	234.1	232.1	233.1
Shares Repurchased	2.5	3.4	5.9

(a) Totals may not agree with the sum of the components due to rounding.
(b) Earnings per share were computed independently for each of the periods presented; therefore the sum of the earnings per share amounts for the quarters may not equal the total for the year.
(c) Prior amounts have been conformed to align with the current period presentation.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP net income, non-GAAP net income per share, non-GAAP gross margin, non-GAAP operating expenses, and non-GAAP operating margin. These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles, gain and loss on strategic investment, and related income tax expenses. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2013
(2) GAAP Gross Margin	90%	89%			90%
Stock-based compensation expense	—%	—%			—%
Amortization of developed technology	2%	2%			2%
Non-GAAP Gross Margin	92%	91%			92%

(3) GAAP Operating Expenses	$436	$416			$852
Stock-based compensation expense	(32)	(32)			(64)
Restructuring (benefits) charges, net	—	—			—
Amortization of customer relationships and trade names	(8)	(8)			(16)
Non-GAAP Operating Expenses	$396	$376			$772

(4) GAAP Operating Margin	16%	16%			16%
Stock-based compensation expense	6%	6%			6%
Amortization of developed technology	2%	2%			2%
Amortization of customer relationships and trade names	1%	1%			1%
Restructuring (benefits) charges, net	—%	—%			—%
Non-GAAP Operating Margin	25%	25%			25%

(5) GAAP Net Income	$79	$65			$144
Stock-based compensation expense	33	34			67
Amortization of developed technology	10	10			19
Amortization of customer relationships and trade names	8	8			16
Restructuring (benefits) charges, net	—	—			—
(Gain) loss on strategic investments (7)	(1)	5			4
Discrete GAAP tax provision items	(6)	3			(4)
Income tax effect of non-GAAP adjustments	(14)	(12)			(26)
Non-GAAP Net Income	$109	$111			$220

(6) GAAP Diluted Net Income Per Share	$0.34	$0.28			$0.62
Stock-based compensation expense	0.14	0.15			0.29
Amortization of developed technology	0.04	0.04			0.08
Amortization of customer relationships and trade names	0.03	0.03			0.06
Restructuring (benefits) charges, net	—	—			—
(Gain) loss on strategic investments (7)	—	0.02			0.02
Discrete GAAP tax provision items	(0.03)	0.01			(0.02)
Income tax effect of non-GAAP adjustments	(0.05)	(0.05)			(0.11)
Non-GAAP Diluted Net Income Per Share	$0.47	$0.48			$0.94

(7) Effective in the second quarter of fiscal 2013, Autodesk began excluding gains and losses on strategic investments for purposes of its non-GAAP financial measures. Prior period non-GAAP interest and other income (expense), net, net income and earnings per share amounts have been revised to conform to the current period presentation.

Reconciliation for Fiscal 2013:

The following is a reconciliation of anticipated fiscal 2013 GAAP and non-GAAP operating margins:

	FISCAL 2013
GAAP operating margin basis point improvement over prior year	(210)
Stock-based compensation expense	160
Amortization of purchased intangibles	(10)
Gain and loss on strategic investments	10
Restructuring charges	200
Non-GAAP operating margin basis point improvement over prior year	150

Reconciliation for Long Term Operating Margins:
Autodesk is not able to provide targets for our long term (ending with fiscal year 2015) GAAP operating margins at this time because of the difficulty of estimating certain items that are excluded from non-GAAP that affect operating margin, such as charges related to stock-based compensation expense and amortization of acquisition related intangibles, the effect of which may be significant.

Fiscal Year 2012	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2012
Financial Statistics ($ in millions, except per share data):
Total Net Revenue	$528	$546	$549	$592	$2,216
License and Other Revenue	$323	$333	$331	$370	$1,358
Maintenance Revenue	$205	$213	$217	$222	$858

GAAP Gross Margin	90%	89%	89%	90%	90%
Non-GAAP Gross Margin (1)(2)	91%	91%	91%	92%	92%

GAAP Operating Expenses	$395	$394	$399	$443	$1,631
GAAP Operating Margin	15%	17%	16%	15%	16%
GAAP Net Income	$69	$71	$73	$72	$285
GAAP Diluted Net Income Per Share (c)	$0.29	$0.30	$0.32	$0.31	$1.22

Non-GAAP Operating Expenses (1)(3)	$364	$360	$366	$406	$1,495
Non-GAAP Operating Margin (1)(4)	23%	25%	25%	24%	24%
Non-GAAP Net Income (1)(5)(d)	$94	$104	$102	$106	$405
Non-GAAP Diluted Net Income Per Share (1)(6)(c)(d)	$0.40	$0.44	$0.44	$0.46	$1.74

Total Cash and Marketable Securities	$1,526	$1,553	$1,534	$1,604	$1,604
Days Sales Outstanding	47	49	43	61	61
Capital Expenditures	$23	$17	$9	$14	$63
Cash Flow from Operating Activities	$128	$132	$138	$175	$574
GAAP Depreciation and Amortization	$25	$30	$31	$30	$116

Deferred Maintenance Revenue Balance	$543	$566	$553	$633	$633

Revenue by Geography (in millions):

Americas	$181	$191	$200	$226	$799
Europe, Middle East and Africa	$215	$212	$202	$234	$862
Asia Pacific	$132	$143	$146	$133	$555
% of Total Rev from Emerging Economies	15%	16%	16%	16%	16%

Revenue by Segment (in millions):
Platform Solutions and Emerging Business	$211	$199	$210	$214	$833
Architecture, Engineering and Construction	$141	$158	$152	$175	$626
Manufacturing	$123	$136	$134	$148	$540
Media and Entertainment	$53	$54	$53	$55	$216

Other Revenue Statistics:
% of Total Rev from Flagship	61%	56%	57%	56%	58%
% of Total Rev from Suites	23%	29%	27%	27%	27%
% of Total Rev from New and Adjacent	15%	15%	16%	17%	16%
% of Total Rev from AutoCAD and AutoCAD LT	37%	31%	31%	32%	33%
Upgrade and Crossgrade Revenue (in millions)	$53	$41	$37	$54	$185

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign
Currencies Compared to Comparable Prior Year Period (b) (in millions):
FX Impact on Total Net Revenue	$(3)	$8	$12	$12	$29
FX Impact on Cost of Revenue and Total Operating Expenses	$(9)	$(17)	$(12)	$(5)	$(43)
FX Impact on Operating Income	$(12)	$(9)	—	$7	$(14)

Gross Margin by Segment (in millions):
Platform Solutions and Emerging Business	$199	$187	$198	$204	$788
Architecture, Engineering and Construction	$128	$143	$138	$161	$570
Manufacturing	$113	$124	$122	$136	$496
Media and Entertainment	$43	$44	$43	$45	$175
Unallocated amounts	$(9)	$(10)	$(12)	$(11)	$(42)

Common Stock Statistics (in millions):
Common Shares Outstanding	230.5	228.8	226.6	225.9	225.9
Fully Diluted Weighted Average Shares Outstanding	237.1	236.6	230.7	231.5	233.3
Shares Repurchased	1.7	2.5	3.5	2.0	9.7

(a) Totals may not agree with the sum of the components due to rounding.
(b) Effective in the second quarter of fiscal 2012, Autodesk changed the way it calculates constant currency growth rates and foreign currency impact on Total Net Revenue, and Cost of Revenue and Total Operating Expenses. Under the new methodology, all hedging gains and losses are removed from the calculation of constant currency growth rates, where previously Autodesk had not excluded hedging gains and losses from the prior period. Autodesk changed the way it calculates foreign currency impact on Total Net Revenue, and Cost of Revenue and Total Operating Expenses to include the impact of Autodesk's hedging program on both the current and prior period. Autodesk believes these changes are more useful to the users of Autodesk's financial information as they more fully reflect the underlying business growth rates and the impact of movements in foreign currency on Autodesk's U.S. dollar financial results. All prior period comparative information has been revised to conform to the new methodology.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2012

Constant currency revenue growth	12%	14%	12%	10%	12%

(c) Earnings per share were computed independently for each of the periods presented; therefore the sum of the earnings per share amounts for the quarters may not equal the total for the year.
(d) Prior period amounts have been changed to conform to current period presentation.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP net income, non-GAAP net income per share, non-GAAP cost of license and other revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP total spend, non-GAAP income from operations and non-GAAP provision for income taxes. These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles and related income tax expenses. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2012
(2) GAAP Gross Margin	90%	89%	89%	90%	90%
Stock-based compensation expense	—%	—%	—%	—%	—%
Amortization of developed technology	1%	2%	2%	2%	2%
Non-GAAP Gross Margin	91%	91%	91%	92%	92%

(3) GAAP Operating Expenses	$395	$394	$399	$443	$1,631
Stock-based compensation expense	(25)	(26)	(25)	(29)	(105)
Amortization of customer relationships and trade names	(7)	(9)	(8)	(8)	(32)
Restructuring benefits, net	—	1	—	—	1
Non-GAAP Operating Expenses	$364	$360	$366	$406	$1,495

(4) GAAP Operating Margin	15%	17%	16%	15%	16%
Stock-based compensation expense	5%	5%	5%	5%	5%
Amortization of developed technology	2%	2%	2%	2%	2%
Amortization of customer relationships and trade names	1%	2%	2%	2%	1%
Restructuring benefits, net	—%	—%	—%	—%	—%
Non-GAAP Operating Margin	23%	25%	25%	24%	24%

(5) GAAP Net Income	$69	$71	$73	$72	$285
Stock-based compensation expense	26	27	26	30	109
Amortization of developed technology	8	9	11	10	38
Amortization of customer relationships and trade names	7	9	8	8	32
Restructuring benefits, net	—	(1)	—	—	(1)
Gain on strategic investments (7)	—	—	—	—	—
Discrete GAAP tax provision items	(4)	1	(4)	1	(7)
Income tax effect of non-GAAP adjustments	(12)	(12)	(11)	(15)	(51)

Non-GAAP Net Income	$94	$104	$102	$106	$405

(6) GAAP Diluted Net Income Per Share	$0.29	$0.30	$0.32	$0.31	$1.22
Stock-based compensation expense	0.11	0.12	0.11	0.13	0.47
Amortization of developed technology	0.03	0.04	0.05	0.04	0.16
Amortization of customer relationships and trade names	0.03	0.04	0.03	0.04	0.14
Restructuring benefits, net	—	(0.01)	—	—	(0.01)
Gain on strategic investments (7)	—	—	—	—	—
Discrete GAAP tax provision items	(0.02)	0.01	(0.02)	—	(0.03)
Income tax effect of non-GAAP adjustments	(0.04)	(0.06)	(0.05)	(0.06)	(0.21)
Non-GAAP Diluted Net Income Per Share	$0.40	$0.44	$0.44	$0.46	$1.74

(7) Effective in the second quarter of fiscal 2013, Autodesk began excluding gains and losses on strategic investments for purposes of its non-GAAP financial measures. Prior period non-GAAP interest and other income (expense), net, net income and earnings per share amounts have been revised to conform to the current period presentation.